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                                  NEWS RELEASE
                                 April 24, 2003
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                             KANKAKEE BANCORP, INC.
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         310 South Schuyler Avenue
         P.O. Box 3                                    (815) 937-4440
         Kankakee, IL  60901-0003                 Fax: (815) 937-3674

         For more information contact:            For Immediate Release
         Ronald J. Walters, Vice President,
         Treasurer and CFO

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                KANKAKEE BANCORP ANNOUNCES FIRST QUARTER EARNINGS
                -------------------------------------------------

     Kankakee, Illinois.....(April 24, 2003) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended March 31, 2003. The Company reported net income of $1.4 million for the quarter, compared to $893,000 for the comparable 2002 period, an increase of $477,000 or 53.4%. Basic earnings per share were $1.28 for the quarter ended March 31, 2003, compared to $.73 for the same 2002 period. Diluted earnings per share were $1.28 for the quarter ended March 31, 2003, compared to $.72 for the same 2002 period. The Company results for the first quarter of 2003 included a net gain, after income taxes, of $318,000 on the sale of a branch office in Hoopeston, Illinois. Both basic earnings per share and diluted earnings per share for 2003 were increased by $.30 as a result of this sale.

     The annualized return on stockholders' equity was 14.9% for the three-month period ended March 31, 2003, compared to 8.7% for the comparable 2002 period. The return during the first quarter of 2003 included the profit from the branch sale.

     According to Michael A. Griffith, Chairman of Kankakee Bancorp, Inc., "We are pleased to report solid financial results for the first quarter. Operating results of nearly a dollar a share were enhanced by thirty cents a share from a one-time gain on the sale of the branch office in Hoopeston, Illinois. The sale of this branch, along with many other initiatives begun during the past year, is part of a process designed to position the Company for the future. During the first quarter, the Company also completed the repurchase announced in January of 20% of our common stock."

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     Mr. Griffith further stated, "The immediate challenge facing the Company is to return to greater profitability, with a goal of being in the upper quartile of our peer group. We intend to accelerate the growth of the Company beginning in 2003 and continue until we have established one of the leading financial institutions in the state of Illinois. Our focus is on the central Illinois markets between Chicago and St. Louis. We will also continue to attempt to selectively repurchase our stock, when feasible, to squeeze excess capital out of the business and drive equity returns."

                       Initiatives and Significant Events
                       ----------------------------------

     During the first quarter of 2003, the Company continued moving ahead with a number of strategies designed to improve profitability and enhance stockholder value, including the sale of the Hoopeston, Illinois branch. The Company continues to evaluate service delivery systems and explore new market areas, evaluating both potential acquisitions and sites for new branches.

     Construction of a new branch office in Bradley, Illinois has begun, with completion expected by the end of the third quarter of the year. This new office will replace an existing in-store facility. In addition, office renovations are planned for the branches in Manteno and Momence, Illinois, while possible renovations at other offices are being evaluated. An ATM was installed at the Urbana, Illinois office, and seven additional or replacement ATMs are scheduled for installation during the year.

     The Company has also continued to evaluate and improve its organizational structure, including lines of authority, job functions and supervisory responsibilities. As a result of this process, some positions have been eliminated, some new positions have been added and a number of changes in reporting responsibility have been implemented. Fundamental organizational changes at the board level, designed to increase independence and improve corporate governance, have been substantially completed, and the process of conducting a search for a new CEO continues. Some costs associated with these activities are reflected in expenses for the first quarter.

                 Asset Quality and Reserves for Losses on Loans
                 ----------------------------------------------

     During the last half of 2002, the Company experienced a significant increase in non-performing loans, most of which related to commercial real estate and real estate development loans. After an extensive evaluation, the Company recorded additions of $3.4 million to reserves for losses on loans during the last half of the year. Issues related to these loans, including a bankruptcy filing, several foreclosures and past due real estate taxes, necessitate ongoing review and evaluation as to the adequacy of reserves. Based on this ongoing review, management has concluded that it is not

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appropriate at this time to add additional reserves with respect to these identified loans. Management is continuing to examine the loans with the parties involved to determine the best course of action to realize maximum satisfaction of these credits. While non-performing loans increased during the first quarter, management's review of the loans which became non-performing did not indicate the need to provide additional reserves. Management will continue to monitor and evaluate non-performing assets.

                                Quarterly Results
                                -----------------

     During the first quarter of 2003, net interest income before provision for losses on loans was $4.0 million, or $145,000 (3.8%) more than for the same period in 2002. The net interest margin for the three months ended March 31, 2003 was 3.28% compared to 3.32% for the same period in 2002. The annualized return on assets for the first quarter of 2003 was 1.04% (including the branch sale) compared to .72% for the first quarter of 2002.

     During the first quarter of 2003, the provision for losses on loans was $66,000, compared to $148,000 for the same period in 2002.

     Other income increased by $782,000, or 81.5%, from $959,000 for the first quarter of 2002 to $1.7 million for the first quarter of 2003. This increase was primarily the result of a $478,000 gain (pre-tax) on the sale of a branch office, and by increases of $144,000 in gains on the sale of loans held for sale, $42,000 in fee income, $16,000 in gain on sale of real estate held for sale and $107,000 in other income. These increases were partially offset by a decrease of $6,000 in insurance commissions. The increase in gain on sale of loans was due to improved pricing strategies which optimized per loan profit on substantially the same volume of loans originated for sale during the 2003 period compared to the 2002 period. The increase in other income was primarily the result of an investment in Bank Owned Life Insurance made late in the first quarter of 2002, which had minimal impact on that quarter.

     General and administrative expenses for the first quarter of 2003 were $3.7 million, or $289,000 (8.6%), greater than those for the first quarter of 2002. There were increases of $106,000 (5.9%) in compensation and benefits, $41,000 (13.9%) in occupancy expenses, $64,000 (8.6%) in other expenses, $27,000 (18.2%)
in furniture and equipment expense, $38,000 (55.7%) in advertising and $17,000 (14.5%) in data processing services. These increases were partially offset by a decrease of $8,000 (17.7%) in amortization of intangible assets. The increase in compensation and benefits was primarily due to an increase in compensation levels and an increase in employment taxes in the first quarter resulting from the payment in January 2003 of bonuses accrued in and for 2002. Increases in occupancy

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expenses, furniture and equipment expenses and data processing services all related to additional depreciation arising from assets placed in service during 2002.

                               Financial Condition
                               -------------------

     The Company's total assets were $516.8 million at March 31, 2003, a decrease of $29.6 million, or 5.4%, from total assets of $546.4 million at December 31, 2002. Decreases of $4.9 million in mortgage-backed securities available-for-sale, $23.5 million in loans, $2.5 million in cash and cash equivalents and $1.1 million in investment securities available-for-sale were partially offset by an increase of $2.3 million in prepaid expenses and other assets. The decrease in total assets during the quarter was the result of several factors. The sale of the Hoopeston, Illinois office reduced deposits by $19.4 million, loans by $6.4 million and cash and cash equivalents by $12.3 million. In addition, principal payments and prepayments on both loans and mortgage-backed securities available-for-sale continued at an abnormally high rate due to the current low interest rate environment, which continued to make refinancing attractive for borrowers. The Company continues to sell most fixed rate loans it originates and excess funds were used to reduce borrowed money by $10.7 million during the quarter.

     Stockholders' equity totaled $32.8 million at March 31, 2003, reflecting a decrease of $8.3 million compared to December 31, 2002. The decrease was the result of $9.3 million of common stock repurchases, the first quarter dividend payment and a decrease in the unrealized gains on securities available-for-sale, which were partially offset by net income. There were 932,611 shares of common stock outstanding at March 31, 2003, compared to 1,165,881 shares of common stock outstanding at December 31, 2002. Equity per share of common stock decreased by $0.06 to $35.20 at March 31, 2003 from $35.26 at December 31, 2002. At March 31, 2003, the capital ratios of KFS Bank, F.S.B., the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

                   Stock Repurchase Programs and Stock Options
                   -------------------------------------------

     During the quarter ended March 31, 2003, the Company repurchased 233,270 shares of common stock at a total cost of $9.3 million under the program approved by the Company's Board of Directors in January 2003. On a cumulative basis, through March 31, 2003, a total of $26.9 million had been used to repurchase 986,389 shares of common stock under repurchase programs. Subsequent to March 31, 2003 and through April 24, 2003, no additional shares of common stock were repurchased.

     There were no options on shares of common stock exercised during the first quarter of 2003. As of March 31, 2003, a total of 817,389 shares of common stock were held as treasury stock. Between April

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1, 2003 and April 24, 2003, no options on shares of common stock were exercised.
Through April 24, 2003, the Company had received no notification from option holders of their intention to exercise options.

     Kankakee Bancorp, Inc., and KFS Bank, F.S.B., are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates thirteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon belies, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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

                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)

                                                            (Unaudited)
                                                    Three Months Ended March 31,
                                                      2003                2002
                                                    -------             -------
Total interest income                               $ 7,333             $ 7,780
Total interest expense                                3,342               3,933
                                                    -------             -------
Net interest income                                   3,991               3,847
  Provision for losses on loans                          66                 148
                                                    -------             -------
Net interest income after
  provision for losses on loans                       3,925               3,699
Other income:
  Net gain on sales of assets                           409                 248
  Net gain on sale of branch office                     478                 --
  Fee income                                            633                 590
  Other                                                 221                 121
                                                    -------             -------
Total other income                                    1,741                 959
Other expenses:
  General and administrative                          3,669               3,380
                                                    -------             -------
Income before income taxes                            1,997               1,278
Income tax expense                                      626                 385
                                                    -------             -------
Net income                                          $ 1,371             $   893
                                                    -------             -------
Net income                                          $ 1,371             $   893
Other comprehensive income (loss):
  Unrealized losses on available-for-sale
  securities, net of related income taxes              (169)               (366)
                                                    -------             -------
Comprehensive income                                $ 1,202             $   527
                                                    =======             =======
Basic earnings per share                            $  1.28             $  0.73
                                                    =======             =======
Diluted earnings per share                          $  1.28             $  0.72
                                                    =======             =======
Selected operating ratios (annualized):
  Net interest margin (ratio of net interest
    income to average interest-earning assets)         3.28%               3.32%
  Return on assets (ratio of net income
    to average total assets)                           1.04%               0.72%
  Return on equity (ratio of net income
    to average equity)                                14.88%               8.72%


                     KANKAKEE BANCORP, INC., AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)

                                                                                             (Unaudited)
                                                                                    March 31,          December 31,
                                                                                      2003                2002
                                                                                    ---------          ------------
Selected Financial Condition Data:
     Total assets                                                                   $516,820             $546,404
     Net loans, including loans held for sale                                        360,689              384,367
     Allowance for losses on loans                                                     6,577                6,524
     Mortgage-backed securities                                                           23                   26
     Mortgage-backed securities - available-for-sale                                  33,252               38,179
     Investment securities, including certificates of deposit                            942                1,117
     Investment securities-available-for-sale                                         43,367               44,459
     Deposits                                                                        419,788              432,032
     Total borrowings                                                                 59,000               69,700
     Unrealized gains on securities available-
         for-sale, net of related income taxes                                         1,462                1,631
     Stockholders' equity                                                             32,825               41,107

     Shares outstanding                                                              932,611            1,165,881

Stockholders' equity per share                                                        $35.20               $35.26

Selected asset quality ratios:
     Non-performing assets to total assets                                              2.42%                2.03%
     Allowance for losses on loans to non-performing loans                             54.79%               63.51%
     Classified assets to total assets                                                  2.83%                2.93%
     Allowance for losses on loans to classified assets                                44.96%               40.76%

Non-performing asset analysis:
     Non-accrual loans                                                                 $6,500              $6,834
     Loans past due 90 days and accruing                                                5,504               3,439
     Real estate owned and repossessed assets                                             133                 316
     Restructured troubled debt                                                           351                 480
                                                                                      -------           ----------
Total                                                                                 $12,488             $11,069
                                                                                      =======           ==========

Net charge-offs for quarter                                                               $14
                                                                                      =======

                                                                                Three Months
                                                                                   Ended
                                                                                  3/31/03
                                                                                (Unaudited)
                                                                                -----------

Financial condition averages:
     Total assets                                                                 $534,697
     Earning assets                                                                492,836
     Net loans, including loans held for sale                                      371,992
     Stockholders' equity                                                           37,356
     Deposits                                                                      427,004
     Borrowings                                                                     65,950

Average outstanding shares, including equivalents                                1,068,267

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